Exhibit 99.1

Open Text Announces Shareholder Meeting

Shareholders To Vote On Rights Plan, Option Plan And Employee Share Purchase Plan

Waterloo, ON - 2004-11-01 - Open Text™ Corporation (Nasdaq: OTEX; TSX: OTC), the world’s largest provider of Enterprise Content Management (ECM) software, today announced that in connection with its upcoming annual and special meeting of shareholders to be held on December 9, 2004 (the “Shareholders Meeting”) its Board of Directors has agreed to submit the following special matters to a vote of shareholders:

•	adoption of a Shareholder Rights Plan (the “Rights Plan”);

•	adoption of a 2004 Stock Option Plan with a proposed maximum of 1.6 million common shares issuable thereunder; and

•	adoption of a 2004 Employee Share Purchase Plan with a proposed maximum of 1 million common shares issuable thereunder.

Shareholder Rights Plan

The Rights Plan has been adopted by the Board of Directors to ensure the fair treatment of shareholders in connection with any take-over offer for the Company, and to provide the Board of Directors and shareholders with additional time to fully consider any unsolicited take-over bid. The Rights Plan will also provide the Board of Directors more time to pursue, if appropriate, other alternatives to maximize shareholder value.

The Rights Plan has conditionally been approved by the Toronto Stock Exchange and is subject to approval by shareholders at the Shareholders Meeting. If approved by shareholders, the Rights Plan will take effect as of November 1, 2004, and will have an initial term of three years.

The Company is not adopting the Rights Plan in response to any specific proposal to acquire control of the Company. The Rights Plan is similar to plans adopted by other Canadian companies and approved by their shareholders.

“The Board of Directors believes that the adoption of the Rights Plan is a prudent step to ensure that all shareholders of the Company have an opportunity to participate in the full benefits of any take-over bid and to provide adequate time to pursue alternatives for the benefit of all shareholders,” said Tom Jenkins, Chairman and CEO of Open Text.

The Rights Plan is not intended to prevent take-over bids. Under the Rights Plan, those bids that meet certain requirements intended to protect the interests of all shareholders are deemed to be “Permitted Bids”. Permitted Bids must be made by way of a take-over bid circular prepared in compliance with applicable securities laws and remain open for sixty days.

Under the Rights Plan, Rights have been issued and attached to all common shares of the Company issued and outstanding as of the close of business on November 1, 2004. Holders of Warrants issued by Open Text in connection with its acquisition of IXOS Software AG will not receive any Rights under the Rights Plan. Rights will be issued upon any future issuance of any common shares of the Company that occurs prior to the Separation Time (as defined in the Rights Plan), including the issuance of any common shares resulting from any exercise of the Warrants.

In the event a take-over bid does not meet the Permitted Bid requirements of the Rights Plan, the Rights will entitle shareholders, other than any shareholder or shareholders making the take-over bid, to purchase additional common shares in the Company at a substantial discount to the market value at the time.

2004 Stock Option Plan

Open Text believes that adopting the 2004 Stock Option Plan will further the Company’s ability to attract, motivate and retain key personnel given the competitive market for individuals with superior talent and experience in which the Company operates, and accordingly is in the best interests of shareholders. If the 2004 Stock Option Plan is approved by shareholders at the Shareholders Meeting, 1.6 million common shares will be issuable thereunder, which represents less than 3% of the outstanding common shares of the Company on a fully-diluted basis. Under the 2004 Stock Option Plan, options will have a term of 7 years, the Company will be prohibited from repricing any option and options will not be granted to non-employee directors of the Company.

2004 Employee Share Purchase Plan

The 2004 Employee Share Purchase Plan is intended to encourage share ownership by all eligible employees of the Company, and its participating subsidiaries, including controlled subsidiaries, so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. If the 2004 Employee Share Purchase Plan is approved by shareholders at the Shareholders Meeting, 1 million common shares will be reserved for issuance thereunder, which represents less than 2% of the outstanding common shares of the Company on a fully-diluted basis.

About Open Text

Open Text™ is the market leader in providing Enterprise Content Management (ECM) solutions that bring together people, processes and information in global organizations. Throughout its history, Open Text has matched its tradition of innovation with a track record of financial strength and growth. Today, the company supports more than 17 million seats across 13,000 deployments in 67 countries and 12 languages worldwide. For more information on Open Text, go to: www.opentext.com.

Trademark

Copyright © 2004 by Open Text Corporation. LIVELINK, LIVELINK MEETINGZONE, and OPEN TEXT are trademarks or registered trademarks of Open Text Corporation in the United States of America, Canada, the European Union and/or other countries. This list of trademarks is not exhaustive. Other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text Corporation or other respective owners.

Release Disclaimer

Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. The Company cautions you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Forward-looking statements relate to, among other things, the future performance of Open Text, the benefits of any acquisition, the strength of the Company’s pipeline, the Company’s growth and profitability prospects, the potential for growth in the ECM market and its estimated size, the Company’s position in the market and future opportunities therein, the benefits of the Company’s products to be realized by customers, the demand for and the extent of deployment of the Company’s products. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances. The risks and uncertainties that may affect forward-looking statements include, among others, risks involved in the completion and integration of acquisitions, the possibility of fluctuations in currency exchange rates, the possibility of technical, logistical or planning issues in connection with deployments, the continuous commitment of the Company’s customers, demand for the Company’s products and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Form 10-K for the year ended June 30, 2004. Forward-looking statements are based on management’s beliefs and opinions at the time the statements are made, and the Company does not undertake any obligations to update forward-looking statements should circumstances or management’s beliefs or opinions change.

For more information, please contact

Anne Marie Rahm

Director, Investor Relations

Open Text Corporation

+1-617-204-3359

arahm@opentext.com

Greg Secord

Director, Investor Relations

Open Text Corporation

+1-519-888-7111 ext.2408

gsecord@opentext.com